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                          Independent Auditors' Consent

The Shareholders and Board of Directors of
Smith Barney Allocation Series Inc.:

We consent to the incorporation by reference, in this Registration Statement on Form N-14, of our report dated March 10, 2004, on the statements of assets and liabilities, including the schedules of investments, of the Global and High Growth Portfolios (the "Funds") of Smith Barney Allocation Series Inc. as of January 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

                                                                        KPMG LLP


New York, New York
April 12, 2004